UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

Denali Concrete Management, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 West Nye Lane, Suite 129, Carson City, NV	89706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 36133372

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K is being filed in connection with a series of transactions consummated by the Registrant, and certain related events and actions taken by the Registrant.  This Current Report on Form 8-K includes the following items on Form 8-K:

Item 1.01.  Entry into a Material Definitive Agreement
Item 2.01.  Completion of Acquisition or Disposition of Assets
Item 3.02.  Unregistered Sales of Equity Securities
Item 5.01.  Changes in Control of Registrant
Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers
Item 5.06.  Change in Shell Company Status
Item 9.01.  Financial Statements and Exhibits

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.01 to this Current Report on Form 8-K are incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 21, 2011 (the “Closing Date”), Denali Concrete Management, Inc., a Nevada corporation (“Denali”, the “Company,” “we”, “our” or “us”), consummated its acquisition (the “Transaction”) of all the outstanding interests in Eyefite Ltd., a private company incorporated on June 27, 2011 under the laws of the State of Israel (“Eyefite”), pursuant to an Agreement, dated November 21, 2011, (the “Agreement”) by and between the Company and Can-Fite BioPharma Ltd. (“Can-Fite”).

Stock Purchase Agreement

On November 21, 2011, in accordance with the terms of the Agreement, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Can-Fite, whereby Can-Fite purchased 36,000,000 shares  of common stock of the Company in exchange for surrendering to the Company all of the issued and outstanding common stock of Eyefite. As a result of the consummation of the actions contemplated by the Stock Purchase Agreement, Eyefite became the Company’s wholly-owned subsidiary and Can-Fite became the Company’s majority shareholder. Prior to the date hereof, Eyefite has not commenced any operations.

License Agreement

In connection with consummation of the Transaction, Eyefite and Can-Fite entered into a License Agreement, effective November 21, 2011 (the “License Agreement”), pursuant to which Can-Fite granted to Eyefite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases (“CF101”).  The license granted to Eyefite allows Eyefite to sublicense to third parties, subject to the satisfaction of certain conditions.  Pursuant to the License, Eyefite has sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and all approvals and related regulatory documentation shall be Eyefite’s sole and exclusive property.  Eyefite is also required to assume responsibility for making payments to Can-Fite’s licensors (“PHS”) for certain patent rights relating to CF101 (the “PHS Patents”), including (i) a nonrefundable minimum annual royalty of $25,000, (ii) earned royalties of 4.0% to 5.5% on net sales in the territories in which PHS Patents exist and (iii) individual payments ranging from $25,000 to $500,000 upon the achievement of various development milestones for each indication.  Eyefite will also be required to make payments to PHS of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments.    If Eyefite fails to make a required payment to PHS, Can-Fite will be entitled to terminate the license granted to Eyefite under the License Agreement upon 30 days’ prior written notice.  The License Agreement will remain in effect until the expiration of the last of the patents licensed thereunder, unless terminated sooner.  Can-Fite may terminate the License Agreement upon customary bankruptcy/insolvency events of Eyefite and upon Eyefite’s material breach of the License Agreement, upon 30 days’ prior written notice.  Eyefite may terminate the License Agreement upon three months’ prior written notice for any reason and upon 30 days’ prior written notice for Can-Fite’s material breach of the License Agreement.

Services Agreement

In connection with the transactions contemplated by the Agreement, the Company, Eyefite and Can-Fite entered into a Services Agreement that is effective as of November 21, 2011 (the “Services Agreement”).  In accordance with the Services Agreement, Can-Fite will manage, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101.  The Services Agreement shall remain in force for an unlimited period of time unless earlier terminated as follows: (i) following the first anniversary of the Services Agreement, by either party upon six months’ prior written notice to the other party; or (ii) at any time for cause by either Eyefite (which includes breach of trust by Can-Fite, Can-Fite’s material breach of the Services Agreement or customary bankruptcy/insolvency events on the part of Can-Fite) or Can-Fite (which includes Eyefite’s material breach of the Services Agreement or the License Agreement, or customary bankruptcy/insolvency events on the part of Eyefite). As consideration for Can-Fite’s services pursuant to the Services Agreement, Eyefite shall pay to Can-Fite a services fee (consisting of all expenses and costs incurred by Can-Fite plus 15%) and an additional fee payment equal to 2.5% of any revenues received by the Company (or any affiliate of the Company including its wholly owned subsidiary, Eyefite) for rights to CF101 from third-party sublicenses including upfront payments, developmental or commercial milestones, royalties on net sales and any similar payments, but not including payments to support or reimburse the Company for research, development, manufacturing or commercial expenses or for equity) (the “Additional Fee”).  The Company must make such Additional Fee payment to Can-Fite within 30 days of receipt by the Company.

Warrant Agreement

Pursuant to a warrant agreement (the “Warrant”) issued by the Company to Can-Fite on November 21, 2011, in connection with consummation of the Transaction, Can-Fite shall have the right, at any time from November 21, 2011 until the earlier of (a) the 5th-year anniversary thereof and (b) the closing of the acquisition of the Company by another entity, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to the Additional Fee (mentioned above) into 2,160,102 shares of common stock of the Company (subject to adjustment in certain circumstances).  The per share purchase price for the shares will be as follows: (i) in the event that within 12 months of November 21, 2011, the Company or any of its affiliates completes any transaction which has a “bio-dollar” value of more than $100 million, then the par value of the shares of common stock, and (ii) at any other time, $1.144.  The Warrant may be exercised on either a cash or a cashless basis, provided that if the Warrant is exercised on a cashless basis, the Warrant must be exercised in whole, not in part.

Financings

Concurrent with the closing of the Transaction, Denali entered into subscription agreements with certain private investors (the “Investors”) pursuant to which Denali received an aggregate investment of $3.3 million in cash consideration for issuing an aggregate of 2,910,456 shares of common stock of Denali to the Investors in a private placement.  Also concurrent with closing of the Transaction, Denali issued 2,097,626 shares of its common stock to Can-Fite in exchange for 17,873,054 ordinary shares of Can-Fite, valued at $2.4 million (as determined by reference to the previous trading day’s closing price for Can-Fite shares on the Tel Aviv Stock Exchange) and 437,005 of common stock of Denali to Can-Fite in consideration for a cash investment of $500,000 (collectively, together with the shares issued to the Investors, the “Financing”), The stated price per each common stock of Denali in the Financing was $1.144. Furthermore, for each two (2) shares of Denali purchased in the Financing, Can-Fite and each Investor was issued, conditional on the increase of the share capital of Denali, if increased, one (1) warrant valid for a period of 5 years from the closing of the Financing, to acquire one (1) share of Denali for an exercise price of $1.72, which is 50% higher than the price per share in the Financing ($1.144).  Denali further agreed to apply a full-ratchet anti-dilution protective provisions for the benefit of Can-Fite and the Investors in the event that Denali enters into another financing during the 12 months following the closing of the Financing at a price which is lower than $1.144 per common stock of Denali. In connection with the Financing, Denali expects to pay cash commissions to third parties in the amount of approximately $330,000. Proceeds from the Financing are expected to be used to finance the operations of Denali and Eyefite post-Transaction

In connection with the closing of the Transaction, Denali also repurchased 7,750,000 outstanding shares of common stock of the Company from Mathew G. Rule, its sole officer and director, for $7,750 (the “Recapitalization”).  In addition, the Company issued 1,920,000 common shares to certain investors for an aggregate of $97,000, which funds were used solely to retire the outstanding shares in the Recapitalization and to pay outstanding payables of Denali as of closing.  These payments included satisfaction of a promissory note in the principal amount of $56,465 and payables to the transfer agent, accountants and Denali legal counsel.

Upon completion of the Transaction, after giving effect to the Financing, the Recapitalization, and the shares issued to raise funds to satisfy outstanding financial obligations existing prior to the Closing Date, the Company had an aggregate of 46,985,516 issued and outstanding shares of common stock.  Of these shares the Investors owned approximately 6.2 % of the Company, Can-Fite owned approximately 82% of the Company and the remaining shares are held by other Company stockholders (who held shares prior to the Financing or as a result of an issuance used solely pay outstanding payables of Denali as of closing) who owned 11.8% of the Company, on an issued and outstanding basis.

The Transaction will be accounted for as a reverse acquisition wherein Can-Fite will be treated as the acquirer for accounting purposes.

Board of Directors; Officers

Pursuant to the Agreement, upon consummation of the Transaction, the board of directors of the Company (the “Board”) was expanded from one to three members, the sole prior Denali director, Mathew G. Rule, resigned, and the following new directors were appointed: Pnina Fishman, Ilan Cohn and Guy Regev, each of whom is a current director of Can-Fite. Dr. Fishman will serve as Chairman. Pursuant to the terms of the Company’s agreement with the Investors , the Company will be required to appoint one additional director designated by the Investors in the period following closing of the transactions contemplated by the Agreement.  The Company intends to expand the Board from three directors to five directors, adding two independent directors (including the board member designated by the Investors ).

Each of the new directors will hold office until the earlier of the next annual meeting of stockholders and the election and qualification of their successors or their earlier death, resignation or removal. Additionally, effective upon consummation of the Transaction, Mathew G. Rule (the sole officer of Denali) resigned as President, Secretary, and Treasurer, and our Board appointed the following persons to serve in the offices set forth across from their names:

Name	Title(s)
Pnina Fishman	Interim Chief Executive Officer
Itay Weinstein	Interim Chief Financial Officer

The shares of common stock of Denali issued pursuant to the Stock Purchase Agreement to Can-Fite, the shares sold to the Investors in the Financing, and the shares issued to raise funds for satisfaction of Company debts, were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving a public offering. None of these securities may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. No registration rights have been granted to Can-Fite or any other party.

The foregoing descriptions of the Agreement, Stock Purchase Agreement, License Agreement, Services Agreement, Warrant, and the transactions contemplated thereby are subject to the more detailed provisions set forth in the full text of these agreements, which are attached to this Current Report on Form 8-K as Exhibits 2.1, 4.1, 10.1, 10.2 and 10.3, respectively, and which are incorporated herein by reference.

FORM 10 DISCLOSURES

As disclosed elsewhere in this Current Report on Form 8-K, on November 21, 2011, we acquired Eyefite upon consummation of the Transaction. Item 2.01(f) of Form 8-K provides that if a registrant was a “shell company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as we were immediately preceding the Transaction, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act (“Form 10”).

Accordingly, set forth below is the information that would be included in Form 10. Please note that the information provided below relates to the combined company subsequent to the Transaction, except that information relating to periods before the Closing Date relates only to Denali, unless otherwise specifically indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, including the Form 10 disclosures, contain “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements.

* * * * *

Except where the context otherwise requires, the terms, “we,” “us,” “our” or “Denali” refer to the business of Denali Concrete Management, Inc. and its consolidated subsidiary, Eyefite. “Eyefite” refers to Eyefite Ltd., our wholly-owned subsidiary, which has been granted by Can-Fite BioPharma Ltd. a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases. Eyefite is our sole operating subsidiary, commenced its operations upon the closing of the Transaction and comprises all of our operations as of the date of this Current Report on Form 8-K.   Unless otherwise indicated, all references in this report are to U.S. Dollars.

Item 1.                   Business.

Historical Background

Denali was originally incorporated in the State of Nevada on December 10, 1999, under the name Bridge Capital.com, Inc.  Bridge Capital.com, Inc. was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management in March 2001.  Denali was a concrete placement company specializing in providing concrete improvements in the road construction industry.  Denali operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects.

In December 2005, Denali ceased its principal business operations and focused its efforts on seeking a business opportunity.  Upon completion of the Transaction, Denali acquired Eyefite (which is now our wholly-owned subsidiary) and became a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders.  Eyefite was incorporated in Israel on June 27, 2011, and commenced its operations upon the closing of the Transaction.  All references to Eyefite after the closing of the Transaction shall refer to Denali and Eyefite, collectively.

Subject to approval by Denali’s stockholders, Denali intends to change its name to Eyefite, increase its authorized common shares, and redomesticate from a corporation organized and existing under the laws of the State of Nevada to a corporation organized and existing under the laws of the State of Delaware.

Our principal executive offices are located at 123 West Nye Lane, Suite 129, Carson City, NV 89706.  The Company is planning to lease permanent office space during the near future.

You are advised to read this Current Report on Form 8-K in conjunction with other reports and documents that we file from time to time with the Securities and Exchange Commission (“SEC”).  In particular, please read our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K that we may file from time to time.  You may obtain copies of these reports from the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549.  In addition, the SEC maintains information for electronic filers (including us) at its website at www.sec.gov.  The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

General

As a result of the Transaction, we are now an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders.  Our drug, CF101 (known generically as IB-MECA), is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.  We are currently: (i) initiating a Phase III trial with respect to the development of CF101 for dry eye syndrome, under an Investigational New Drug, or IND, application with the United States Food and Drug Administration, or FDA; (ii) conducting a Phase II trial with respect to the development of CF101 for the treatment of glaucoma; and (iii) preparing for Phase II study of the development of CF101 for uveitis.

CF101 is a highly-selective, orally bioavailable small molecule synthetic drug, which targets the A3 adenosine receptor (A3AR).  We believe that CF101 has a favorable safety profile and a potent anti-inflammatory activity, mediated via its capability to inhibit the production of inflammatory cytokines, such as TNF-α, MMPs, IL-1, and IL-6.  This is mediated by activation of the A3AR, which is highly expressed in inflammatory tissues in contrast to normal tissues where expression levels of the receptor are very low.  We believe that the anti-inflammatory and neuroprotective effects of CF101 make it an attractive candidate for use in the treatment of a variety of ophthalmic diseases.

CF101

The information discussed below is based on the various studies conducted with CF101, including clinical studies in patients with diseases other than ophthalmic ones.  All the studies were conducted by Can-Fite or by Can-Fite’s partners.

Pre-Clinical Studies

The toxicity of CF101 has been evaluated following 28-day, 90-day, 6-month and 9-month good laboratory practice repeated-dose toxicity studies in male and female mice (28-day, 90-day and 6-month), dogs (single-dose only), and monkeys (28-day, 90-day and 9-month).  No toxic side effects were identified, even though the dose of CF101 in these studies was escalated to an exposure that is many folds higher than in the human clinical studies.

Effects on cardiovascular parameters were evaluated in conscious instrumented monkeys and anesthetized dogs.  These studies demonstrated no significant cardiovascular risk.

Genotoxicity studies were conducted in bacterial and mammalian mutation assays in vitro and in an in vivo mouse micronucleus assay; these studies were all negative.

Reproductive toxicology studies have been completed in mice and rabbits.  In mouse teratology studies, craniofacial and skeletal abnormalities were observed at doses >10 mg/kg; however, no such effects were observed at 3 mg/kg. Teratogenicity was not observed in rabbits given doses (>13 mg/kg) that induced severe maternal toxicity.

Studies of P450 enzymes showed that CF101 caused no P450 enzyme inhibition or induction. Studies carried out with radiolabeled (C14) CF101 in rats showed that the drug is excreted essentially unchanged. These studies also showed that the drug is widely distributed in all body parts except the central nervous system.

Clinical Studies

Phase I Clinical Studies:

CF101 has been studied comprehensively in normal volunteer trials to assess safety, pharmacokinetic metabolism and food interaction.  Two Phase I studies in 40 healthy volunteers, single dose and repeated dose, demonstrated that CF101 is rapidly absorbed (reaching a maximal concentration within 1-2 hours) with a half life of 8-9 hours. Some mild adverse events (principally increased heart rate) were observed at doses higher than those used in human clinical studies (single doses of 10 mg and twice-daily doses of 5 mg).  Such increase in heart rate was not accompanied by any change in QT intervals.  The drug showed linear kinetics and low inter-subject variability.  Based on the findings from Phase I clinical studies, 4 mg twice daily was selected as the upper limit for initial Phase II clinical trials in psoriasis. A fed-fast Phase I study demonstrated that food causes some attenuation in CF101 absorption; accordingly CF101 is given to patients on an empty stomach.  An additional Phase I study of the absorption, metabolism, excretion and mass balance of 4 mg of (C14) CF101 was conducted in six healthy male subjects and demonstrated that CF101 was generally well tolerated in this group.

Based on the findings from Phase I clinical studies, 4 mg twice-daily was selected as the upper limit for the Phase II clinical trials.

Phase II Clinical Studies:

CF101 has completed five Phase II studies in 730 patients (527 patients treated with CF101 and 203 patients treated with placebo) for an aggregate exposure of about 150 patient years, and has demonstrated a favorable safety profile at doses up to 4 mg twice daily for up to 12 weeks.  In these Phase II studies, no dose-response relationship was evident between CF101 and adverse events.  Moreover, no clinically significant changes in vital signs, electrocardiograms, blood chemistry or hematology were observed.  CF101 given as a standalone therapy reached the primary endpoint in Phase II clinical study in dry eye syndrome.  In addition to the ophthalmic indications, positive data were observed utilizing CF101 as a standalone drug in two Phase II clinical studies in psoriasis and rheumatoid arthritis.  However, two Phase IIb studies in rheumatoid arthritis utilizing CF101 in combination with methotrexate failed to reach the primary endpoints.

Overall Ophthalmic Market

We estimate that the worldwide therapeutic ophthalmic market is a $12 billion market.  We believe that dry eye syndrome, or “DES”, is the most prevalent ophthalmic condition and that the glaucoma market generates the highest global sales.  We estimate that, in 2008, the DES market was $1.8 billion (based upon the global combined sales of Restasis® and leading artificial tear products) and that the glaucoma market was $5 billion.

Dry Eye Syndrome and its Market

We believe that DES is the most common problem of patients who seek eye care.  DES is characterized by eye irritation symptoms, blurred and fluctuating vision, tear film instability, increased tear osmolarity and ocular surface epithelial disease.  People with DES experience constant ocular discomfort and a decrease in visual function; in severe cases, DES may result in deterioration of vision.  We estimate that, as of 2010, 49.3 million people in the seven major markets (the United States, Japan, France, Germany, Italy, Spain and the United Kingdom) suffer from DES.  We expect that the number of people who suffer from DES will increase as the population in each of these countries ages.

A Phase II clinical trial for CF101 in the treatment of DES was completed and the study results were published in “Ophthalmology,” which is one of the leading journals in the field.  The Phase II CSR (Complete Study Report), demonstrated positive results in patients with moderate to severe DES and also served as the basis for an IND application with the FDA for a Phase III trial in the same patient population.  The FDA approved the IND in September 2010 and we will conduct our Phase III trial in the United States, Europe and Israel.

The primary endpoints of the Phase II trial were based on an improvement of more than 25% over baseline at week 12 in one of the following parameters: (1) tear break-up time, or BUT; (2) superficial punctate keratitis assessed by fluorescein staining results; and (3) Schirmer tear test 1 results.  Clinical laboratory safety tests included ophthalmic examinations, intraocular pressure, or IOP, measurements, electrocardiographic evaluations, vital sign measurements, and monitoring of adverse events.  The trial was a multicenter, randomized, double-masked, placebo-controlled, parallel-group study. 68 patients completed the study (35 patients in the placebo group and 33 patients in the CF101 group). Patients were treated orally with either 1 mg CF101 pills or matching vehicle-filled placebo pills, given twice daily for 12 weeks, followed by a two-week post-treatment observation. The results of the Phase II trial demonstrated the ability of CF101 to improve signs of ocular surface inflammation of the patients studied.  A statistically significant increase in the proportion of patients who achieved more than 25% improvement in the corneal staining and in the clearance of corneal staining was noted between the CF101-treated group and the placebo group. Treatment with CF101 resulted in a statistically significant improvement in the mean change from baseline at week 12 of the corneal staining, BUT, and tear meniscus height in the CF101-treated group. CF101 was well tolerated and exhibited an excellent safety profile with no serious adverse events. Moreover, a statistically significant decrease from baseline was observed in the IOP of the CF101-treated group in comparison with the baseline values. Additionally, there was a statistically significant difference in the clearing of corneal staining between the CF101 and the placebo-treated groups. Increases in the clearing of corneal staining is the primary endpoint of our Phase III clinical trials.

No serious adverse events were noted throughout the study.  Adverse events resulting in discontinuation of the study were observed in two patients: myalgias and recurrent corneal erosion.  The frequency of adverse events was comparable in both treated groups.  The most commonly reported adverse events included constipation, headache, palpitations, itching, abdominal pain, arthralgia, myalgia, fatigue and dry mouth.

Glaucoma and its Market

Glaucoma is a disease in which the optic nerve is damaged, leading to progressive, irreversible loss of vision.  Glaucoma is often associated with increased pressure of fluid in the eye and is usually diagnosed in advanced stages, making glaucoma the second leading cause of blindness worldwide.  The objective of treatment of glaucoma is to reduce IOP to avoid damage to the optic nerve and thereby preserve a person’s visual field.  We estimate that, as of 2010, 7 million people in the seven major markets suffer from glaucoma.  We expect that the number of people who suffer from glaucoma will increase as the population in each of the seven major markets ages.

Although the Phase II DES trial was not designed to assess the drug effect on IOP, the latter was tested as a safety parameter, showing that at week 12, the CF101-treated group had a 1.1-mmHg (6%) decrease from baseline, which was statistically significant (p=0.048) when compared with the baseline values. This observation indicated that CF101 may also have potential as a treatment for glaucoma and lead to our current Phase II clinical trials in glaucoma.  The trial is randomized, double-masked, placebo-controlled, parallel-group study of the safety and efficacy of daily CF101 Administered Orally in Subjects with elevated IOP. The objectives of this study are to: determine the effects of oral CF101 in lowering IOP when administered twice daily for 16 weeks in subjects with elevated IOP; and determine the safety of oral CF101 in this subject population. Effects on IOP will be measured by Tonometry, using a Haag-Streit Goldmann applanation tonometer or comparable instrument. This trial will be performed in two segments. In Segment 1, subjects will be randomized to receive either CF101 1.0 mg, or matching placebo, given orally every 12 hours for 16 weeks. Segment 1 will enroll approximately 44 subjects, randomized in a 3:1 ratio to CF101 1.0 mg or to placebo. At the conclusion of Segment 1, a Data Review Committee, or DRC, will review safety and efficacy data and advise on progression of the trial to Segment 2. Segment 2 will enroll up to approximately 88 subjects in up to 3 dose groups (CF101 1.0 mg, CF101 2.0 mg, or placebo every 12 hours) randomized in a 3:3:2 ratio. At its discretion, the DRC may also recommend increasing enrollment in the CF101 1.0 mg group or other changes to the protocol design.

Uveitis and its Market

Uveitis is inflammation of the middle layer of the eye (the uvea, the layer of the eye between the sclera and the retina) caused by an immune reaction and is the third leading cause of blindness in developed countries.  Uveitis can be associated with auto-immune inflammatory diseases and with various eye infections.  The incidence of uveitis worldwide varies from 14 to 52.4 per 100,000 people, while the overall prevalence around the world is reported as 0.73%. In the United States, studies have estimated the disease prevalence is between 0.01% and 0.03%. Uveitis is estimated as the fifth or sixth leading cause of blindness in the United States. We estimate that fewer than 200,000 people in the United States suffer from uveitis, and therefore we recently submitted an orphan drug application to the FDA.

Former pre-clinical pharmacology studies conducted in collaboration with a research group from the U.S. National Institute of Health, or NIH, demonstrated that CF101 is effective in suppressing ocular inflammation in experimental murine model of uveitis.

Competition

The pharmaceutical industry is characterized by rapidly evolving technology and intense competition.  Other companies of various sizes engage in activities similar to ours.  Many of our competitors have substantially greater financial and other resources available to them.

CF101 for the Treatment of DES

The current products available to treat DES include Restasis®, Celluvisc, Hyalein, Vismed and Systane.  Restasis® is the only FDA approved prescription therapy indicated to treat DES and, as such, it dominates the U.S. market with respect to the treatment of DES.  Restasis® is not registered in Europe because of its severe side effects (eye irritation in particular).  There are several artificial tear products available to treat DES and such products are used either alone (in mild to moderate cases) or in combination with other treatments (in moderate to severe cases).  Eye drops are currently the most common method of treating DES and the most common practice is to have patients self-administer such drops several times daily.  Because of the self-administration of these eye drops, coupled with the fact that such administration is to occur several times each day, patients’ compliance with such a regimen poses a concern.

We believe that CF101, which is administered orally, represents a more attractive treatment option for patients suffering from DES because we believe that oral administration allows for increased patient compliance with self-administration, especially in light of the fact that many of the people who suffer from DES are aging and may have difficulty self-administering eye drops.  We also believe that there are needs with respect to the treatment of DES that are not being met by existing therapies, such as drugs that allow for less frequent administration than existing products, drugs that treat the underlying cause in addition to relieving the symptoms of DES and drugs that can act as anti-inflammatory agents.

CF101 for the Treatment of Glaucoma

The main drugs currently used to treat glaucoma include Xalatan®, Travatan® and Cosopt®.  Xalatan is recommended by the European Glaucoma Society and American Academy of Ophthalmologists as the first choice in the treatment of glaucoma.  Accordingly, Xalatan is the leading drug used to treat glaucoma, and had global sales of over $1.5 billion in 2008.  We anticipate that global sales of Xalatan will decrease in 2011 and after, upon the expiration of patents covering Xalatan.  Travatan was first launched in the U.S. in 2001 and then Europe and the rest of the world markets in 2002.  Travatan experienced sales of approximately $515 million in 2008 and was ranked third in the glaucoma market.  Travatan is administered once each day, which ophthalmologists cite as a significant advantage over other drugs used to treat glaucoma.  Cosopt is the oldest combination therapy in the glaucoma market.  Due to the expiration of patents covering Cosopt in 2008, some ophthalmologists have begun to look to other brands or generic drugs in the treatment of glaucoma.  Based on its toxicological profile, we believe that CF101 has the potential to have fewer side effects than the existing drugs.  CF101 is also potentially distinguishable given the evidence that it acts as a neuroprotective agent that could prevent the death of retinal cells.  In addition, the existing therapies, excluding Travatan, require more frequent administration than does CF101.

CF101 for the Treatment of Uveitis

The current treatments for uveitis include corticosteroids, anti-metabolites, T cell inhibitors, alkylating agents and biological drugs, which often involve serious adverse side effects and lack of efficacy.  We believe that a need exists for drugs used in the treatment of uveitis that are less toxic.

Intellectual Property

Pursuant to the License Agreement, Eyefite is the exclusive licensee of patent families covering both the composition and manufacture of CF101 and a portfolio of patent families established by Can-Fite covering the methods of use for treatment of DES, glaucoma and uveitis, using CF101 and other A3AR agonists.  Eyefite also holds exclusive rights for the use in the ophthalmic field of the patents granted to the NIH in the United States and Europe covering A3AR agonists including composition of matter claims to CF101 and its analogs.  Eyefite is not aware of any issued or pending patents that may block its freedom to operate.

The U.S. provisional and the Patent Cooperation Treaty patent applications that relate to the use of an A3AR agonist for the treatment of uveitis, are co-assigned to (and hence co-owned by) Can-Fite and the NIH. Can-Fite has licensed its share of this intellectual property to us and we and Can-Fite are currently in discussions with the NIH to obtain an exclusive license on the NIH’s share of this intellectual property.

Raw Materials and Suppliers

We believe that the raw materials that we require to manufacture CF101 are widely available from numerous suppliers and are generally considered to be generic industrial chemical supplies.  We do not rely on a single or unique supplier for the current production of any therapeutic small molecule in our pipeline.

Manufacturing, Marketing and Sales

We do not currently have any manufacturing or sales capabilities.  We may or may not manufacture the products we develop, if any.  We intend to license to, or enter into strategic alliances with, larger companies in the pharmaceutical businesses, which are equipped to manufacture, market and/or sell our products, if any, through their well-developed manufacturing capabilities and distribution networks.  We intend to license some or all of our worldwide patent rights to more than one third party to achieve the fullest development, marketing and distribution of any products we develop.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries extensively regulate the manufacture and sale of the pharmaceutical products that we are currently developing.  The FDA has established guidelines and safety standards that are applicable to the nonclinical evaluation and clinical investigation of therapeutic products and stringent regulations that govern the manufacture and sale of these products.  The process of obtaining regulatory approval for a new therapeutic product usually requires a significant amount of time and substantial resources. The steps typically required before a product can be tested in humans include:

•	Animal pharmacology studies to obtain preliminary information on the safety and efficacy of a drug; and

•	Nonclinical evaluation in vitro and in vivo including extensive toxicology studies.

The results of these nonclinical studies may be submitted to the FDA as part of an IND application. The sponsor of an IND application may commence human testing of the compound 30 days after submission of the IND, unless notified to the contrary by the FDA.

The clinical testing program for a new drug typically involves three phases:

•
Phase I investigations are generally conducted in healthy subjects. In certain instances, subjects with a life-threatening disease, such as cancer, may participate in Phase I studies that determine the maximum tolerated dose and initial safety of the product;

•
Phase II studies are conducted in limited numbers of subjects with the disease or condition to be treated and are aimed at determining the most effective dose and schedule of administration, evaluating both safety and whether the product demonstrates therapeutic effectiveness against the disease; and

•	Phase III studies involve large, well-controlled investigations in diseased subjects and are aimed at verifying the safety and effectiveness of the drug.

Data from all clinical studies, as well as all nonclinical studies and evidence of product quality, typically are submitted to the FDA in a New Drug Application, or NDA.  Although the FDA’s requirements for clinical trials are well established and we believe that we have planned and conducted our clinical trials in accordance with the FDA’s applicable regulations and guidelines, these requirements, including requirements relating to testing the safety of drug candidates, may be subject to change or new interpretation.  Additionally, we could be required to conduct additional trials beyond what we had planned due to the FDA’s safety and/or efficacy concerns or due to differing interpretations of the meaning of our clinical data.

The FDA’s Center for Drug Evaluation and Research must approve an NDA for a drug before it may be marketed in the U.S.  If we begin to market our proposed products for commercial sale in the U.S., any manufacturing operations that may be established in or outside the U.S. will also be subject to rigorous regulation, including compliance with current good manufacturing practices. We also may be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substance Control Act, the Export Control Act and other present and future laws of general application.

Regulatory obligations continue post-approval, and include the reporting of adverse events when a drug is utilized in the broader commercial population. Promotion and marketing of drugs is also strictly regulated, with penalties imposed for violations of FDA regulations, the Lanham Act (trademark statute), and other federal and state laws, including the federal anti-kickback statute.

We currently intend to seek, directly or through potential partners, approval to market our products and product candidates in foreign countries, which may have regulatory processes that differ materially from those of the FDA.  We anticipate that we will rely upon pharmaceutical or biotechnology companies to license our proposed products or independent consultants to seek approvals to market our proposed products in foreign countries.  We cannot assure you that approvals to market any of our proposed products can be obtained in any country.  Approval to market a product in any one foreign country does not necessarily indicate that approval can be obtained in other countries.

Employees

As of Nov 21, 2011, we did not have any employees and we had no consultants and advisors. There can be no assurance that we will be able to attract or retain the necessary qualified employees and/or consultants in the future.

Item 1A.	Risk Factors.

An investment in our company involves a significant level of risk. You should carefully consider the risks described below, together with all of the other information in this Current Report on Form 8-K, including all Form 10 information. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks actually occur, our business, financial condition and results of operations could suffer, and the trading price of our common stock could decline.

Risks Related to Our Business

An investment in our common stock is very speculative and involves a very high degree of risk.

To date, we have not generated any revenue. Until Eyefite receives approval from the FDA and other regulatory authorities for its drug candidates, Eyefite cannot sell its drugs and will not generate product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of equity or debt offerings, cash on hand, licensing fees and grants. Although we plan to pursue additional financings, we may not be able to secure financing when needed or obtain financing on terms satisfactory to us. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We are not currently profitable and may never become profitable.

We expect to incur substantial losses for the foreseeable future and might never become profitable. We also expect to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	initiate and manage pre-clinical development and clinical trials for our current and new drug candidates;

•	seek regulatory approvals for our drug candidates;

•	implement internal systems and infrastructure;

•	seek to license in additional technologies to develop; and

•	hire management and other personnel.

We expect to experience negative cash flow for the foreseeable future. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock. Eyefite has a limited operating history upon which to base an investment decision.

Eyefite has received an exclusive worldwide license for the use of CF101 in the field of ophthalmic diseases and commenced its operations upon the closing of the Transaction. These start-up operations provide a limited basis for investors to assess Eyefite’s ability to commercialize its drug candidates and the advisability of investing in our company.

We expect that we will require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the success of our business.

We believe that our current cash balances and cash equivalents, after giving effect to the Financing, will be sufficient to meet our operating and capital requirements, as currently being conducted, for at least twelve months, and will provide us the financial resources to continue to develop our product candidates. However, because of the uncertainties in our business, including the uncertainties discussed in this “Risk Factors” section, we cannot assure you that this will be the case. Our future capital requirements will depend on many factors, including:

•	the progress of the development of our product candidates;

•	the number of product candidates we pursue;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•	whether or not we establish our own sales, marketing and/or manufacturing capabilities;

•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product development and commercialization; and

•	our revenues, if any, from successful development and commercialization of any product candidates.

To carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, public or private equity or debt financing, a bank line of credit, asset sales or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our technologies, products or marketing territories. In addition, certain investors, including institutional investors, may be unwilling to invest in our securities since our common stock is quoted on the Over-the-Counter Bulletin Board and is not traded on a national securities exchange. Our inability to raise capital when needed would harm our business, financial condition and results of operations, and could cause our stock price to decline.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our drug candidates, which would severely undermine our business by reducing the number of salable products and, therefore, corresponding product revenues.

We will need FDA approval to commercialize our drug candidates in the United States and approvals from foreign regulators to commercialize our drug candidates elsewhere. In order to obtain FDA approval of any of our drug candidates, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the drug candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, and depends upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. Our research and clinical efforts may not result in drugs that the FDA considers safe for humans and effective for indicated uses. After clinical trials are completed, the FDA has substantial discretion in the drug approval process of the drug candidate and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies.

The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during its regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our drug candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We might not obtain regulatory clearance for our drug candidates in a timely manner, if at all. Failure to obtain FDA approval of any of our drug candidates in a timely manner or at all will severely undermine our business by reducing the number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drug. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We might not be able to obtain the approvals necessary to commercialize our drug candidates for sale outside the United States in a timely manner, if at all.

We may be forced to abandon development altogether, which will significantly impair our ability to generate product revenues.

Upon the completion of any clinical trial, if at all, the results of these trials might not support the claims sought by us. Further, success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our drug candidates are safe for humans and effective for indicated uses. Any such failure may cause us to abandon a drug candidate and may delay development of other drug candidates. Any delay in, or termination of, our clinical trials will delay the filing of NDAs with the FDA and, ultimately, our ability to commercialize our drug candidates and generate product revenues. If the clinical trials do not support our drug product claims, the completion of development of such drug candidates may be significantly delayed or we may be forced to abandon development, which will significantly impair our ability to generate product revenues and will materially adversely affect our results of operations.

Even if we successfully complete clinical trials for our product candidates, there are no assurances that we will be able to submit, or obtain FDA approval of, an NDA, which would hinder or halt our ability to commercialize our products.

There can be no assurance that, if our clinical trials for any of our product candidates are successfully completed, we will be able to submit an NDA to the FDA or that any NDA we submit will be approved by the FDA in a timely manner, if at all. After completing clinical trials for a product candidate in humans, a drug dossier is prepared and submitted to the FDA as an NDA in order to allow the FDA to review such drug dossier and to consider a product candidate for approval for commercialization in the United States. If we are unable to submit an NDA with respect to any of our product candidates, or if any NDA we submit is not approved by the FDA, we will be unable to commercialize that product in the United States. The FDA can and does reject NDAs and requires additional clinical trials, even when drug candidates perform well or achieve favorable results in large-scale Phase III clinical trials. If we fail to commercialize any of our product candidates, we may be unable to generate sufficient revenues to continue operations or attain profitability and our reputation in the industry and our reputation in the investment community would likely be damaged, each of which could cause our stock price to significantly decrease.

Our product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we could lose these approvals, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable United States and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:

•	restrictions on the products, manufacturers or manufacturing processes;

•	warning letters;

•	civil or criminal penalties, fines and/or injunctions;

•	product seizures or detentions;

•	import or export bans or restrictions;

•	voluntary or mandatory product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our results of operations.

If physicians and patients do not accept and use our drugs, our ability to generate revenue from sales of our products will be materially impaired.

Even if the FDA approves our drug candidates for commercialization, physicians and patients may not accept and use such candidates. Future acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	pharmacological benefit and cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers;

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any; and

•	the price at which we sell our products.

Because we expect sales of our current drug candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

We will initially be completely dependent upon Can-Fite to service our operations and development activities. If, at the time we seek to establish our own operations, we are unable to attract and retain key personnel, it could adversely affect our ability to develop and market our products.

Because we initially rely on Can-Fite to manage, as an independent contractor, all activities relating to pre-clinical and clinical studies for the development of the ophthalmic indications of CF101, we cannot assure you that we will ever be able to manage these operations and activities on our own. We do not currently have the capability of managing all activities relating to the development of the ophthalmic indications of CF101. Accordingly, if Can-Fite ceases to provide such services, our business would likely be materially adversely affected. In the future, we are planning to manage our own operations and take control of the development of the ophthalmic indications of CF101. In that event, our future success will depend in part on our ability to identify, hire, and retain key personnel that can manage our operations. While we intend to attempt to attract and retain key personnel to the best of our ability, some of our competitors are likely to have greater resources and more experience than we do, making it difficult for us to compete successfully for key personnel. If we are ultimately unable to attract and retain key personnel, we likely would not be able to develop and market our products and would have to continue to rely upon Can-Fite to provide the necessary services. If we are unable to manage our own operations and Can-Fite ceases to service our operations and development activities, our ability to develop and market our products, as well as our business, financial condition and results of operations, would be materially adversely affected.

The manufacture of our products is an exacting and complex process, and if we or one of our materials suppliers encounter problems manufacturing our products, our business could suffer.

The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with cGMP or similar requirements that the FDA or foreign regulators establish. We or our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where we or the supplier may not be able to maintain compliance with the FDA’s cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our drug substance. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the United States Drug Enforcement Agency and corresponding foreign standards to ensure strict compliance with cGMP requirements and other governmental regulations and corresponding foreign standards. Any failure to comply with cGMP requirements or other FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products.

We have no experience selling, marketing, or distributing products, and, as a result, we might not be able to effectively market and sell our products, which would have a material adverse effect on us.

While we intend to have a role in the commercialization of our products, we currently have no sales, marketing or distribution capabilities. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue additional collaborative arrangements regarding the sales and marketing of our products; however, we might not be able to establish or maintain such collaborative arrangements, or if such arrangements are made, our counterparties might not have effective sales and marketing forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. We may not be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted at this time. As a result, we might not be able to market and sell our products in the United States or overseas, which would have a material adverse effect on us.

Developments by competitors may render our products or technologies obsolete or non-competitive.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs, and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history, more experience in obtaining regulatory approvals, and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures, and other collaborations.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The clinical testing of, marketing, and use of our products exposes us to product liability claims in the event that the use or misuse of those products causes injury, disease or results in adverse effects. Use of our products in clinical trials, as well as commercial sale, could result in product liability claims. In addition, sales of our products through third-party arrangements could subject us to product liability claims. Any product liability claim, even one that is not in excess of our insurance coverage or one that is meritless and/or unsuccessful, could adversely affect our cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock.

Risks Relating to Our Intellectual Property

Our ability to pursue the development of the ophthalmic indications of CF101 depends upon the continuation of our license from Can-Fite and Can-Fite’s license from PHS.

Our license agreement with Can-Fite provides us with a worldwide sole and exclusive license for the use of CF101 in the field of ophthalmic diseases. It includes licensed patents which are solely owned by Can-Fite and additional licensed patents which were sub-licensed to us according to Can-Fite agreement with the PHS.  The license agreement requires that we maintain sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and requires that we assume responsibility for making payments to Can-Fite’s licensor, PHS, for certain patent rights relating to CF101.  If we are unable to make the required payments to PHS under the license agreement, Can-Fite will be entitled to terminate the license granted to us upon 30 days’ prior written notice. Can-Fite may also terminate the license agreement upon 30 days’ prior written notice in the event of customary bankruptcy/insolvency events of ours or upon our material breach of the license agreement.  If the license agreement were terminated, we would lose our rights to develop and commercialize CF101 for the treatment of ophthalmic conditions, which would materially and adversely affect our business, results of operations and future prospects.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

Our success, competitive position, and future revenues, if any, depend in part on our ability to obtain and successfully leverage intellectual property covering our products and product candidates, know-how, methods, processes, and other technologies, to protect our trade secrets, to prevent others from using our intellectual property and to operate without infringing the intellectual property rights of third parties.

With respect to intellectual property rights, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or design around our own or licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our own or licensed patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings that may be costly whether we win or lose.

If patent rights covering our products and methods are not sufficiently broad, they may not provide us with any protection against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office or foreign patent offices issue patents to us or our licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors.

Pursuant to our License Agreement with Can-Fite, Can-Fite has retained the right to prosecute and maintain the patents licensed to us.  While Can-Fite is contractually obligated to us to obtain and maintain protection for those patent rights, and is required to keep us informed of all patent-related activities, we will be dependent upon Can-Fite for the prosecution and maintenance of our licensed patents.

If we infringe the intellectual property rights of third parties, we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes, and other technologies infringe the intellectual property rights of other parties, we could incur substantial costs and may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our drug candidates;

•	pay damages; or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our management resources.

Any claims of infringement asserted against us, whether or not successful, may have a material adverse effect on us.

Risks Relating to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our senior management and our research and development facilities are located, may adversely affect our results of operations.

Our facilities and those of Can-Fite, upon whom we rely for our initial research and development activities, are located in the State of Israel. Political, economic and military conditions in Israel may directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations and product development and cause our revenues to decrease. Furthermore, several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to sell our products in these countries.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against Eyefite, its executive officers and directors or asserting U.S. securities laws claims in Israel.

Many of Eyefite’s directors and officers are not residents of the United States and some of their assets and Eyefite’s assets are located outside the United States. Service of process upon Eyefite’s non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Eyefite, some of its directors and executive officers may be difficult to obtain within the United States. Eyefite has been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Eyefite or its officers and directors because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Eyefite. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there is a finding of lack of due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Risks Relating to Ownership of Our Common Stock

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the biotechnology industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations in the past. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low. We have not paid, and do not expect to pay, any cash dividends on our common stock as any earnings generated from future operations will be used to finance our operations and as a result, investors will not realize any income from an investment in our common stock until and unless their shares are sold at a profit.

Some or all of the “restricted” shares of our common stock issued in connection with the Transaction and the Financing or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144, and these sales may have a depressive effect on the market for our common stock.

Trading of our common stock is limited and trading restrictions imposed on us by regulatory authorities may further reduce our trading, making it difficult for our stockholders to sell their shares.

Trading of our common stock is currently conducted in the Over-the-Counter market and our common stock is quoted on the OTC Bulletin Board, or the OTCBB. The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but may also be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.

These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Rule 144 will not be available for the outstanding shares issued by the Company after December 2005 for a period of at least one year after the filing of this report on Form 8-K, which means that these shareholders may not be able to sell such shares in the open market during this period.

Rule 144 does not permit reliance upon such rule for the resale of shares sold after the issuer first became a shell company, until the issuer meets certain requirements, including ceasing to be a shell company, the filing of Form 10-type information, and the filing for a period of one year periodic reports required under the Exchange Act.  As a result, the holders of all of the restricted shares issued in the Transaction, including Can-Fite and the Investors, as well as of any of the outstanding shares issued by the Company after December 2005, will not be able to sell their shares in reliance upon Rule 144 during this waiting period except pursuant to a registration statement filed by us which includes these shares for resale.  We have not agreed to register any of these shares for resale.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the American Stock Exchange, the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

Our management team, as in effect upon the consummation of the Transaction, has no experience in managing and operating a public U.S. company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our management team, as in effect upon the closing of the Transaction, has no experience managing and operating a public U.S. company.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial conditions and could result in delays in achieving the development of an active and liquid trading market for our stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and may include a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies and weaknesses that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Item 2.	Financial Information.

The information required by this Item 2 of Form 10 for Denali was previously reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 3, 2011, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 14, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On November 21 2011, we acquired all the outstanding interests in Eyefite Ltd., a private company incorporated under the laws of the State of Israel (the “Transaction”).  As a result of the Transaction, we are now an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders.  Our drug candidate, CF101 (known generically as IB-MECA), is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.  We are currently: (i) initiating a Phase III trial with respect to the development of CF101 for dry eye syndrome, under an IND application with the FDA; (ii) conducting a Phase II trial with respect to the development of CF101 for the treatment of glaucoma; and (iii) preparing for Phase II study of the development of CF101 for uveitis.

Plan of Operations

We do not expect to generate any revenues over the next 12 months. Through our subsidiary, Eyefite, which holds all the intellectual property related to our technology, we hope to develop therapeutic products for the treatment of ophthalmic disorders.  As of November 21, 2011 we had approximately $3.5 million in cash and 17,873,054 ordinary shares of Can-Fite (traded on the Tel Aviv Stock exchange) valued at $2.4 million. We do not believe that such funds will be sufficient to effectuate our business. We will need to seek additional capital for the purpose of further testing our products and obtaining certifications necessary in order to market them. We expect to incur a minimum of $2,500,000 in expenses in order to effectuate our business for the next 12 months. We estimate that this will be comprised of $500,000 towards the development of our product, $250,000 towards medical consulting and the procurement of the CE and FDA certifications; $1,000,000 towards clinical trials, $750,000 for professional fees associated with being a public company and the balance for general and administrative expenses.

Results of Operations

As of September 30, 2011, we have no available cash on hand and have experienced losses since inception.  We did not generate any revenues from operations during the periods ended September 30 or September 30, 2011 and 2010.  Expenses during the nine-month period ended September 30, 2011 were $28,479 with interest expense of $4,365 compared to expenses of $7,241 with interest expense of $5,170 for the nine-month period ended September 30, 2010.  Expenses for both periods consisted entirely of general and administrative expenses.  These expenses were due to professional, legal and accounting fees relating to our reporting requirements.

We realized a net gain on the retention of a deposit of $50,000.  As a result of the foregoing factor, we realized net income of $17,156 for the nine-month period ended September 30, 2011, compared to a net loss of $12,411 for the nine-month period ended September 30, 2010.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

We have no available cash on hand, no assets, and have experienced losses since inception.  We did not generate any revenues from operations during the years ended December 31, 2010 and 2009.  Expenses during the year ended December 31, 2010 were $14,876 with interest expense of $7,101 for a net loss of $21,977 compared to expenses of $15,960 with interest expense of $5,395 for a net loss of $21,355 for the year ended December 31, 2009.  In 2009 we received a gain on retention of deposit in the amount of $25,000 which resulted in a net income of $3,645.  There was no corresponding gain for the year ended December 31, 2010.  Expenses for both years consisted entirely of general and administrative expenses.  These expenses were due to professional, legal and accounting fees relating to our reporting requirements.

As a result of the foregoing factors, we realized a net loss of $21,977 for the year ended December 31, 2010 compared to a net gain of $3,645 for the year ended December 31, 2009.

Liquidity and Capital Resources

There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Item 3.	Properties.

The Company’s interim principal corporate office is located at 123 West Nye Lane, Suite 129, Carson City, NV 89706. The Company is planning to lease permanent office space during the next 12 months.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of our common stock, as of the closing date of the Transaction, by:

•
Our principal executive officer and our two most highly paid executive officers, including those persons who served as our principal executive officer during our fiscal year ended December 31, 2010 (collectively, the “Named Executive Officers”);

•	Each of our directors (including each person named to become a director on the closing date);

•	All of our directors (including each person named to become a director on the closing date) and executive officers as a group; and

•	Each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. All percentages have been calculated based upon 46,985,516 shares of our common stock issued and outstanding as of the close of business on November 21, 2011, the closing date of the Transaction, after giving effect to the Financing (including warrants exercisable within 60 days from the date hereof).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Shares
Greater than 5% Holders:
Can-Fite Biopharma Ltd. (2)	40,694,733	82.8%
Directors and Named Executive Officers:
Mathew Rule (Former Director, Former Chief Executive Officer and Former Chief Financial Officer)	250,000	*
Pnina Fishman (Chairman of the Board and Interim Chief Executive Officer)	43,701	*
Itay Weinstein (Interim Chief Financial Officer)	-	-
Ilan Cohn	-	-
Guy Regev	223,463	*
All Directors and Officers as a Group (including certain former officers) (5 persons)	517,164	1.1%

*           Less than one percent.

(1)         Represents shares of common stock and shares of common stock that may be acquired upon exercise of options, warrants and other rights exercisable within 60 days of the close of business on November 21, 2011, the closing date of the Transaction, after giving effect to the Financing.

(2)         Includes 2,160,102 shares of common stock issuable to Can-Fite upon the exercise of warrants issued to Can-Fite in connection with the Agreement described above. The beneficial owners of Can-Fite holding 5% or more of Can-Fite’s outstanding ordinary shares are: Shaked Global 11.74%; Asend Technologies 6.12%; Giza Venture fund 5.94%.

Item 5.	Directors and Executive Officers.

The following table sets forth information concerning our executive officers and directors, each of whom was appointed on November 21, 2011, including their ages, as of November 21, 2011:

Name	Age	Title
Pnina Fishman, Ph.D.	62	Chairman of the Board, Interim Chief Executive Officer
Ilan Cohn, Ph.D.	56	Director
Guy Regev	42	Director
Itay Weinstein	40	Interim Chief Financial Officer

Pnina Fishman, Chairman of the Board.

Pnina Fishman, Ph.D. co-founded Can-Fite, has served as Chief Executive Officer of Can-Fite since September 2005 and is Can-Fite board member.  Dr. Fishman is the scientific founder of Can-Fite and was previously a professor of Life Sciences and headed the Laboratory of Clinical and Tumor Immunology at the Felsenstein Medical Research Institute, Rabin Medical Center, Israel. Dr. Fishman has authored or co-authored over 150 publications and presented the findings of her research at many major scientific meetings. Her past managerial experience included seven years as Chief Executive Officer of Mor Research Application, the technology transfer arm of Clalit Health Services, the largest healthcare provider in Israel. Mor Research Application was also the first clinical research organization in Israel. She was also involved in the establishment and served on the board of directors of several life sciences technology start-ups. Dr. Fishman is also a board member of F.D. Consulting Ltd.  Given Professor Fishman’s extensive scientific track record, biotechnology management expertise, preclinical and clinical trials management capabilities and her deep acquaintance with Can-Fite and its technology, we have decided to appoint her as Chairman of the Board and Interim Chief Executive Officer.

Ilan Cohn, Director.

Ilan Cohn, Ph.D. is a Patent Attorney and Senior Partner at the patent attorney firm Reinhold Cohn & Partners. Dr. Cohn co-founded Can-Fite, served as its Chief Executive Officer until September 2004 and is currently Vice Chairman of the Can-Fite Board of Directors.  Dr. Cohn holds a Ph.D. in biology and is a patent attorney with many years of experience in the biopharmaceutical field.  He has served on the board of directors of a number of life science companies in Israel and in the United States.  He was also involved in the past in management of venture capital funds focused on investments in the life sciences industry.  Dr. Cohn served a number of years as a co-chairman of the Biotech Committee of the US-Israeli Science and Technology Commission. Dr. Cohn is a Director of I.C.R.C. Management Ltd a company wholly owned by him. Given Dr. Cohn’s expertise in intellectual property and licensing transactions, his business development experience and his deep acquaintance with Can-Fite and its technology, we have decided to appoint him as a director of the Board.

Guy Regev, Director.

Mr. Guy Regev is currently the Chief Executive Officer of Shaked Global Group, a privately-held equity investment firm that provides value added capital to environmental related companies and technologies.  Mr. Regev joined Shaked Global Group at the beginning of 2008.  Shaked Global Group is a major shareholder in Can-Fite and  Mr. Regev is a director of Can-Fite.  Mr. Regev has over 12 years of experience in accounting, financial management and control and general management of commercial enterprises. Prior to joining Shaked, Mr. Regev was Vice President, commercial business, at Housing & Construction Holding (“HCH”), Israel’s largest infrastructure company.  His duties included being responsible for the consolidation and financial recovery of various business units within HCH.  Prior to that, Mr. Regev carried several roles within the group including as a Chief Financial Officer and later the Chief Executive Officer of Blue-Green Ltd., the environmental services subsidiary of HCH.  Between 1999 and 2001, Mr. Regev was a manager at Deloitte & Touche, Israel.  Mr. Regev holds an LLB degree in Law (Israel) and is a licensed lawyer and has been a licensed CPA since 1999.  Mr. Regev is a director of Knollan Ltd, Lotus Bio, The Green Way Ltd, Yehuda Shtang Ltd, Raviv Revolution Ltd, Aeronautics Ltd, R.E.B.I. Ltd.  Given Mr. Regev’s financial background and experience in accounting, financial and general management, we have decided to appoint him as a director of our Board.

Itay Weinstein, Interim Chief Financial Officer.

Mr. Itay Weinstein is a Partner at Shimony C.P.A. and has been working there since 1999.  Mr. Weinstein is also Can-Fite’s controller and has served as Can-Fite’s controller since 2003.  Prior to that, Mr. Weinstein served as Auditor at Oren Horowitz.  Mr. Weinstein holds a B.A. in economics and accounting from the Tel Aviv University, Israel and has been a licensed CPA since 1999.  Mr. Weinstein is a board member of Uno Management and Consulting Ltd.

Item 6.	Executive Compensation.

The information required by Item 6 of Form 10 was previously reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 3, 2011. The foregoing previously reported information is supplemented as follows.

Employment Agreements

We do not have any employment agreements with any of our executive officers.

Benchmarking of Cash and Equity Compensation

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies and we intend to take into account input from other independent members of our Board and publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

Elements of Compensation

We will evaluate individual executive performance with a goal of setting compensation at levels the Board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. Post-Transaction, the compensation received by our executive officers is anticipated to consist of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry.

Discretionary Annual Bonus. In addition to base salaries, our Board or any applicable committee thereof will have the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and value-creating milestones.

Director Compensation

We are currently considering the precise composition of our director compensation policy. We may adopt a policy of paying independent directors an annual retainer, stock options and a fee for attendance at Board and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

The information required by Item 7 of Form 10 was previously reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 3, 2011.

Item 8.	Legal Proceedings.

The Company is not currently party to any legal proceedings.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is quoted on the OTCBB under the symbol “DCMG”.  Including the 36,000,000 shares of our common stock issued in the Transaction, the 5,445,087 shares of our common stock issued in the Financing, the 1,920,000 shares issued to raise funds to satisfy outstanding debts at closing, and the cancellation of the 7,750,000 shares by Mr. Rule in the Recapitalization, there are currently 46,985,516 shares of common stock issued and outstanding.  As of November 21, 2011, the last bid quoted for our common stock on the OTCBB was $0.26 per share.  All OTCBB quotations reproduced herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The following table sets forth the range of high and low bid quotations for the Common Stock, as reported by the OTCBB, on a quarterly basis for the fiscal years ended December 31, 2010 and 2009 and the interim period ended November 20, 2011.

For the Fiscal Year Ended on December 31, 2009

	CLOSING BID		CLOSING ASK
	High	Low	High	Low
Quarter Ended March 31, 2009	$1.65	1.65	$2.50	2.50
Quarter Ended June 30, 2009	1.65	0.51	2.50	2.50
Quarter Ended September 30, 2009	0.51	0.51	2.50	2.50
Quarter Ended December 31, 2009	0.51	0.51	2.50	2.50

For the Fiscal Year Ended on December 31, 2010

	CLOSING BID		CLOSING ASK
	High	Low	High	Low
Quarter Ended March 31, 2010	$0.51	0.51	$2.50	2.50
Quarter Ended June 30, 2010	0.51	0.51	2.50	2.50
Quarter Ended September 30, 2010	0.51	0.01	2.50	2.50
Quarter Ended December 31, 2010	0.01	0.01	2.50	2.50

For the Interim Period Ended on November 20, 2011

	CLOSING BID		CLOSING ASK
	High	Low	High	Low
Quarter Ended March 31, 2011	$1.65	1.65	$2.50	2.50
Quarter Ended June 30, 2011	1.65	1.65	2.50	2.50
Quarter Ended September 30, 2011	1.65	1.65	2.50	2.50
October 1, 2011 through November 20, 2011	0.26	0.25	2.50	2.50

As of the close of business on November 18, 2011, there were approximately 17 holders of record of our common stock and an undetermined number of beneficial owners.

We paid no cash dividends in respect of our common stock during our two most recent fiscal years, and we have no plans to pay any dividends or make any other distributions in the foreseeable future.

The transfer agent for our common stock is Action Stock Transfer Corp.

Equity Compensation Plan Information

We do not currently have any equity compensation plans under which we would be authorized to issue our common stock, rights and/or stock options.

Item 10.	Recent Sales of Unregistered Securities.

On November 21, 2011, Denali issued an aggregate of 2,910,456 shares of common stock of Denali to certain Investors in a private placement for a cash investment of $3.3 million and 2,097,626 shares of common stock of Denali to Can-Fite in exchange for 17,873,054 ordinary shares of Can-Fite, valued at $2.4 million (as determined by reference to the previous trading day’s closing price for Can-Fite shares on the Tel Aviv Stock Exchange) and 437,005 of common stock of Denali to Can-Fite in exchange for investment of $500,000 .  Each of the investors was an accredited investor as defined in Regulation D.  The Company issued these shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On November 21, 2011, Denali issued an aggregate of 2,722,543 warrants to acquire 2,722,543 common stock of Denali to those Investors who participated in the Financing (including Can-Fite), conditional on the increase of the share capital of Denali, if increased, exercisable for a period of 5 years from the closing of the Financing, at an exercise price of $1.72, which is 50% higher than the price per share in the Financing ($1.144).  Each of the investors was an accredited investor as defined in Regulation D. The Company issued these warrants pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On November 21, 2011, Denali issued an aggregate of 36,000,000 shares of common stock to Can-Fite in consideration for the transfer to Denali by Can-Fite of all the outstanding interests in Eyefite.  Can-Fite is an accredited investor as defined in Regulation D.  The Company issued these shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On November 21, 2011, Denali issued an aggregate of 1,920,000 shares of common stock to certain Investors in a private placement for a cash investment of $97,000.  Each investor in the offering was an accredited investor as defined in Regulation D.  The Company issued these shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On November 21, 2011, Denali issued the Warrant to Can-Fite for the purchase of up to 2,160,102 shares of common stock of the Company (subject to adjustment in certain circumstances).  Can-Fite has the right, at any time from November  21, 2011 until the earlier of (a) the 5th-year anniversary thereof and (b) the closing of the acquisition of the Company by another entity, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity to convert its right to Additional Fees (mentioned above) into 2,160,102 shares of common stock of the Company (subject to adjustment in certain circumstances).  The per share purchase price for the shares will be as follows: (i) in the event that within 12 months of November 21, 2011, the Company or any of its affiliates completes any transaction which has a “bio-dollar” value of more than US$100 million, then the exercise price shall be the par value of the shares of common stock, and (ii) at any other time, then the exercise price for all the shares shall be an aggregate of US$2.5 million, equal to a per share exercise price of $1.144.  The Warrant may be exercised on either a cash or a cashless basis, provided that if the warrant is exercised on a cashless basis, the Warrant must be exercised in whole, not in part.  The Company issued the warrant pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Denali further agreed to apply a full-ratchet anti-dilution protective provisions for the benefit of the investors in the Financing (including Can-Fite) in the event that Denali enters into another financing during the 12 months following the closing of the Financing at a price which is lower than $1.144 per common stock of Denali.

Item 11.	Description of Registrant’s Securities to be Registered.

The Articles of Incorporation of the Company (the “Articles”) authorize the issuance of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Each record holder of common stock of Denali is entitled to one vote for each share held on all matters properly submitted to the stockholders of the Company for their vote. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights and the holders of a majority of the outstanding shares have the ability to elect all of the directors.  Holders of common stock have no preemptive or other rights to subscribe for shares.  Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.  The outstanding common stock is validly issued, fully paid and non-assessable.

Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations.

Item 12.	Indemnification of Directors and Officers.

Our Articles provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act of omission of any such director or officer.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles and bylaws provide that we shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The bylaws provide that we will indemnify our current and former directors and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Denali. However, nothing in our Articles or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Item 13.	Financial Statements and Supplementary Data.

The financial statements included in Item 9.01 of this Current Report on Form 8-K are incorporated by reference in this Item 13. Denali’s audited financial statements for its fiscal years ended December 31, 2010 and 2009 were previously reported by Denali in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 3, 2011.  Denali’s unaudited interim financial statements required by this Item 13 were previously reported in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, and September 30, 2011, filed with the SEC on May 6, 2011, and November 14, 2011, respectively.

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosures.

We have had no disagreements with our independent and registered public accounting firm on accounting and financial disclosure.

Item 15.	Financial Statements and Exhibits.

The disclosures set forth in Item 9.01 of this Current Report on Form 8-K are incorporated by reference in this Item 15.  Denali’s audited financial statements for its fiscal years ended December 31, 2010 and 2009 were previously reported by Denali in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 3, 2011.  Denali’s unaudited interim financial statements required by this Item 15 were previously reported in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, and September 30, 2011, filed with the SEC on May 6, 2011, and November 14, 2011, respectively.

*****End of Form 10 Disclosures*****

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 3.02.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.01.

To the Company’s knowledge, there are no arrangements or understandings among pre-Transaction persons who controlled in excess of 50% of our then issued and outstanding voting securities nor among those post-Transaction persons who control in excess of 50% of our currently issued and outstanding voting securities. Additionally, to the Company’s knowledge, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.02.

Effective upon consummation of the Transaction: (i) the Board increased the number of seats on the Board from one to three; (ii) Mathew G. Rule resigned as director; and (iii) three current directors of Can-Fite (including Pnina Fishman as Chairman of the Board, Ilan Cohn and Guy Regev) were appointed as directors to fill the vacancies created by the resignation of Mr. Rule and the increase in the number of seats on our Board. Pursuant to the terms of the Company’s agreement with the investors in the Financing (other than Can-Fite), the Company will be required to appoint one additional director designated by the investors in the period following closing of the transactions contemplated by the Agreement.  The identity of this additional director is unknown at this time and will be determined after such closing. We expect to increase the size of the Board from three directors to five directors, adding the two independent directors with relevant expertise (including the board member designated by the investors in the Financing in the period following closing of the transactions contemplated by the Agreement. Each of the new directors will hold office until the earlier of the next annual meeting of stockholders and the election and qualification of their successors or their earlier death, resignation or removal.

Additionally, effective upon consummation of the Transaction, Mathew G. Rule resigned as President, Secretary and Treasurer, and our Board appointed the following persons to serve in the offices set forth across from their names:

Name	Title(s)
Pnina Fishman	Interim Chief Executive Officer
Itay Weinstein	Interim Chief Financial Officer

All officers, whether executive or non-executive, serve at the discretion of our Board.

Item 5.06.	Change in Shell Company Status.

The disclosure set forth in Item 2.01 to this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated by reference in this Item 5.06. As a result of the completion of the Transaction, we believe we are no longer a “shell company” as that term is defined in Rule 12b-2 of the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of business acquired. The audited financial statements of EyeFite Ltd required to be filed pursuant to Items 9.01(a) of Form 8-K have been filed as Exhibit 99.1 to this Current Report.

(b) Pro forma financial information. The unaudited pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K is filed as Exhibit 99.2 to this Current Report.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement, dated November 21, 2011, between Denali Concrete Management, Inc. and Can-Fite Biopharma Ltd.
4.1	Warrant, dated November 21, 2011, by Denali Concrete Management, Inc. to Can-Fite Biopharma Ltd
10.1	Stock Purchase Agreement, dated November 21, 2011, between Denali Concrete Management, Inc. and Can-Fite Biopharma Ltd.
10.2	License Agreement, dated November 21, 2011, between Can-Fite Biopharma Ltd. and EyeFite Ltd.
10.3	Services Agreement, dated November 21, 2011, by and among Can-Fite Biopharma Ltd., EyeFite Ltd. and Denali Concrete Management, Inc.
21.1	Subsidiaries of Denali Concrete Management, Inc.
99.1	Audited financial statements of EyeFite Ltd.
99.2	Pro forma unaudited financial statements

*      *       *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2011	Denali Concrete Management, Inc.
	By:	/s/Pnina Fishman
Pnina Fishman
Interim CEO

Exhibit Index

Exhibit No.	Description
2.1	Agreement, dated November 21, 2011, between Denali Concrete Management, Inc. and Can-Fite Biopharma Ltd.
4.1	Warrant, dated November 21, 2011, by Denali Concrete Management, Inc. to Can-Fite Biopharma Ltd
10.1	Stock Purchase Agreement, dated November 21, 2011, between Denali Concrete Management, Inc. and Can-Fite Biopharma Ltd.
10.2	License Agreement, dated November 21, 2011, between Can-Fite Biopharma Ltd. and EyeFite Ltd.
10.3	Services Agreement, dated November 21, 2011, by and among Can-Fite Biopharma Ltd., EyeFite Ltd. and Denali Concrete Management, Inc.
21.1	Subsidiaries of Denali Concrete Management, Inc.
99.1	Audited financial statements of EyeFite Ltd.
99.2	Pro forma unaudited financial statements